Exhibit 8.1

[•], 2020

Turning Point Brands, Inc.
5201 Interchange Way
Louisville, KY 40229

Dear Ladies and Gentlemen:

We have acted as counsel to the special committee (“Committee”) of Turning Point Brands, Inc., a Delaware corporation (“TPB”), in connection with the proposed merger of Standard Diversified Inc., a Delaware corporation (“SDI”), with and into Standard Merger Sub LLC, a Delaware limited liability company (“Merger Sub”) pursuant to the Agreement and Plan of Merger dated as of April 7, 2020 (as amended through the date hereof, the “Agreement”) by and among TPB, Merger Sub, a wholly owned subsidiary of TPB, and SDI. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.  All “Section” references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”) and all references to “Treas. Reg.” are to the Treasury Regulations promulgated under the Code.

Pursuant to the Agreement and the prospectus included as part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Agreement and effective as of the date hereof (as amended or supplemented through the date hereof, the “Registration Statement”), at the Effective Time SDI will merge with and into Merger Sub and pursuant to which (i) any shares of SDI Common Stock held as treasury stock or held or owned by TPB, Merger Sub or any Subsidiary of TPB immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; (ii) any shares of TPB Common Stock held or owned by SDI immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and (iii) each share of SDI Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to clause (i)) shall be automatically converted solely into the right to receive the Per Share Merger Consideration. Pursuant to the Agreement, immediately prior to the Effective Time, any and all outstanding issuance and forfeiture conditions on any shares of SDI Common Stock subject to any SDI Restricted Stock Awards or SDI RSU Awards shall be deemed satisfied in full, contingent upon the consummation of the Merger, and the holders of SDI Restricted Stock Awards or SDI RSU Awards will be entitled to receive promptly, and in any event within ten (10) Business Days, after the Effective Time, the Per Share Merger Consideration. Pursuant to the Agreement, at the Effective Time, each unexercised SDI Stock Option that is outstanding immediately prior to the Effective Time under the SDI Plan shall be cancelled for no consideration and have no further force or effect. Pursuant to the Agreement, no fractional shares of TPB Common Stock shall be issued in connection with the Merger and any holder of SDI Common Stock who would otherwise be entitled to receive a fraction of a share of TPB Common Stock shall have such holder’s portion of the merger consideration (i.e., the Per Share Merger Consideration) rounded up to the next whole share of TPB Common Stock.

Turning Point Brands, Inc.
[•], 2020

In connection with the effectiveness of the Registration Statement, the Committee has requested our opinion regarding the qualification of the Merger as a “reorganization” within the meaning of Code Section 368(a).  As such, and for the purpose of rendering our opinion, we have examined and are relying, with your permission, upon (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to fulfill our professional responsibilities as counsel) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.	The Agreement and the other Transaction Documents;
2.	The Registration Statement;
3.	The representations made to us by SDI in its letter to us dated as of the date hereof;
4.	The representations made to us by TPB in its letter to us dated as of the date hereof; and
5.
Such other instruments and documents related to the formation, organization and operation of SDI, TPB and Merger Sub and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary), (i) that the Merger will be consummated in the manner contemplated by, and in accordance with, the provisions of the Agreement and as described in the Registration Statement without the waiver of any material conditions to any party’s obligation to effect the Merger or the waiver of any conditions to any party’s obligation to effect the Merger that could adversely affect the qualification of the Merger as a “reorganization” under Section 368(a) of the Code, (ii) that original documents (including signatures) are authentic and the legal capacity of natural persons, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents both as of the date hereof and as of the consummation date of the Merger, (vi) that covenants and warranties set forth in the Documents will be complied with, (vii) that the Merger will be effective under applicable state law, and (viii) that there is no change in applicable tax law (including interpretations thereof) between the date hereof and the Effective Time of the Merger.  In addition, we have assumed that all instruments of SDI, TPB and Merger Sub designated as stock, debt, options, warrants, or deferred compensation rights by such party will be characterized in the same manner for all United States federal income tax purposes.  We have also assumed that SDI, TPB and Merger Sub will report the Merger on their U.S. federal income tax returns, and other tax filings, in a manner consistent with the opinion set forth below.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to fulfill our professional responsibilities as counsel), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken.

Based on our examination of the foregoing items, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Code Section 368(a).

Turning Point Brands, Inc.
[•], 2020

Our opinion expressed herein is based upon the Code, the United States Treasury Regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof.  It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts.  Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court.  Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect.  No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.  If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.  We assume no responsibility to inform you of any such change or inaccuracy that may come to our attention.  In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions contemplated by the Agreement or the Registration Statement.

This opinion is being provided solely in connection with the filing of the Registration Statement.  No other person or party shall be entitled to rely on this opinion without our express written permission. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Lathrop GPM LLP